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National Intergroup, Inc.
1220 Senlac Drive Carrollton, Texas 75006
Telephone (214) 446-9090


FOR IMMEDIATE RELEASE

CONTACT: J. Warren Henry
(214) 446-4270

NATIONAL INTERGROUP OFFERS TO PURCHASE ALL OF
FOXMEYER CORPORATION HELD BY THE PUBLIC

DALLAS, TEXAS, March 1,1994--National Intergroup, Inc. (NYSE:NII) and FoxMeyer Corporation (NYSE:FOX) today announced that National Intergroup has proposed to the board of directors of FoxMeyer, its
80.5 percent owned subsidiary, a business combination in which a National Intergroup subsidiary would merge with and into FoxMeyer Corporation.

     In the proposed merger, the holders of each share of FoxMeyer Corporation (other than National Intergroup) would receive $14.75 principal amount of a new issue of 8.25 percent Senior Notes due 2004 of FoxMeyer Holding Corporation. FoxMeyer Holding will be newly created for the purpose of holding a majority of FoxMeyer Corporation's outstanding shares. Based on the 5,510,000 common shares of FoxMeyer Corporation not already owned by National Intergroup, FoxMeyer Holding would issue an aggregate of $81,273,000 principal amount of the 8.25 percent senior notes.

     On February 28, 1994, the closing price for FoxMeyer's common shares on the New York Stock Exchange was $13.50 per share. National Intergroup urged that a Special Committee of FoxMeyer Corporation directors not affiliated with National Intergroup be formed to consider the proposal. FoxMeyer's board of directors responded by forming a Special Committee chaired by Daniel J. Callahan, III, which undertook to engage an investment banking firm and counsel to assist the Special Committee in evaluating the proposal.

     The proposal is conditioned upon the execution of a definitive merger agreement mutually satisfactory to National Intergroup and FoxMeyer Corporation, and is further conditioned upon the effective-ness of the registration of the 8.25 percent senior notes to be issued in the merger and the receipt of all bank, regulatory and shareholder approvals necessary to accomplish this transaction.

     FoxMeyer Corporation is the nation's fourth largest pharma-ceutical distributor, with projected sales of $5.1 billion for the year ended March 31, 1994. Along with its ownership in FoxMeyer Corporation, National Intergroup owns 67.3 percent of Ben Franklin Retail Stores, Inc. (NASDAQ:BFRS), which owns 10 franchised craft superstores and which is a franchisor of more than 950 variety and craft stores in 47 states.